                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement"), is dated as of October 30, 1995, and is by and between Mobile Surgical Services of Central Florida, Inc., a Florida corporation (the "Company"), and Medical Alliance, Inc., a Texas corporation ("Purchaser").

                             W I T N E S S E T H :

         WHEREAS, the Company desires to sell, and Purchaser desires to purchase, certain of the assets of the Company;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

         SECTION 1.1. DEFINITIONS. In addition to terms otherwise defined in this Agreement, as used in this Agreement, the following terms shall have the meanings set forth below:

         (a) "Assets" shall mean, with respect to the Company, the assets and properties of the Company set forth on Exhibit 1.1(a) and the rights under the Assumed Liabilities.

         (b) "Assumed Liabilities" shall mean those fixed and determinable liabilities of the Company listed in Exhibit 1.1(b). Except for the Assumed Liabilities, Purchaser does not assume or agree to pay, perform or discharge any liabilities or obligations of the Company, whether accrued, absolute, contingent or otherwise.


                                  ARTICLE II.

                               PURCHASE AND SALE

         SECTION 2.1. PURCHASE AND SALE OF ASSETS. Subject to and upon the terms and conditions contained herein, on the date hereof (the "Closing Date"), the Company shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances, equities, proxies, options, shareholders' agreements or restrictions (except as provided in the Assumed Liabilities) and Purchaser shall purchase, accept and acquire from the Company, the Assets.

         SECTION 2.2. PURCHASE PRICE. The total consideration for the Assets shall be the following:

         (a)     The assumption of Assumed Liabilities;

         (b) 6,428 validly issued, fully paid and nonassessable shares of the common stock, par value $.002 per share, of Purchaser (the "Shares"); and

         (c) Cash in the amount of $60,000 to be payable as follows: (i) $35,000 payable on the date hereof (the "Closing Cash"), and (ii) $25,000 payable on or before July 31, 1996 if and only if, during the period from January 1, 1996 through June 30, 1996 (the "Earn-out Period"), the gross revenues generated by Purchaser for mobile aesthetic laser procedures (the "Procedures") conducted in the State of Florida equals or exceeds (i) $180,000, then $10,000 will be paid; (ii) $240,000, then an additional $7,500 will be paid; and (iii) $300,000, then an additional $7,500 will be paid. Purchaser shall use all commercially reasonable efforts to market the Procedures in the State of Florida. Within thirty (30) days after the end of the Earn-out Period, Purchaser shall provide to the Company the gross revenue figures for the Earn-out Period. The Company may upon reasonable notice and at its own expense, audit such figures.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants that the following are true and correct as of date hereof:

         SECTION 3.1 ORGANIZATION AND GOOD STANDING; QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, except where the failure to be qualified or licensed would not have a material adverse effect on the business of the Company. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         SECTION 3.2. CAPITALIZATION. The authorized, issued and outstanding capital stock of the Company, and the record and beneficial holders of all issued and outstanding capital stock of Seller, are set forth in Exhibit 3.2.

         SECTION 3.3. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company, its board of directors and its shareholders. This Agreement and each other agreement contemplated hereby has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         SECTION 3.4. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company or any agreement, indenture or other instrument under which the Company is bound or to which any of the Assets of the Company are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Assets of the Company or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company or the Assets of the Company.

         SECTION 3.5. CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Company.

         SECTION 3.6. FINANCIAL STATEMENTS. The Company has furnished to Purchaser its unaudited balance sheet and related unaudited statements of income, retained earnings and cash flow for its prior two full fiscal years and for the eight-month period ended August 31, 1995. Such financial statements fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated and have been prepared on a consistent basis with prior periods, except as otherwise indicated in such financial statements. Such financial statements reflect all liabilities of the Company accrued, contingent or otherwise that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles.

         SECTION 3.7. ABSENCE OF CERTAIN CHANGES. Except for a decline in revenues, since August 31, 1995, the Company has not suffered a material adverse effect, contracted for the purchase of any capital asset having a cost in excess of $5,000, incurred any indebtedness for borrowed money, incurred or discharged any material liabilities except in the ordinary course of business, acquired or disposed of any assets having an aggregate value in excess of $5,000, increased the compensation of any employee, or entered into any transaction or commitment or experienced any other event that would materially interfere with its performance under this Agreement.

         SECTION 3.8.  EMPLOYEE MATTERS.

         (a) COMPENSATION PLANS. The Company has no compensation plans, arrangements or practices sponsored by the Company or to which the Company contributes on behalf of its employees.

         (b) EMPLOYMENT AGREEMENTS. Other than as set forth on Exhibit 3.8, the Company has no employment agreements, including without limitation, employee leasing agreements, employee service agreements and noncompetition agreements, to which the Company is a party with respect to its employees.

         (c) ALIENS. All employees of the Company are citizens of, or are authorized to be employed in, the United States.

         SECTION 3.9. EMPLOYEE BENEFIT PLANS. The Company has no employee benefit plans and has not had any employee benefit plans within the three years preceding the date hereof (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by the Company or to which the Company contributes or contributed on behalf of its employees.

         SECTION 3.10.  TITLE; LEASED ASSETS.

         (a)     REAL PROPERTY.  The Company owns no real property.

         (b) PERSONAL PROPERTY. A description of all material tangible and intangible personal property owned by the Company (collectively, the "Personal Property") is set forth in Exhibit 3.10(b). The Company has good, valid and marketable title to all the Personal Property. The Personal Property constitutes the only personal property used in the conduct of the Company's business. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Personal Property free and clear of all security interests, liens, claims and encumbrances.

         (c) LEASES. A list of all leases of real and personal property to which the Company is a party, either as lessor or lessee, are set forth in
Exhibit 3.10(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         SECTION 3.11. COMMITMENTS. Except as set forth in Exhibit 3.11, the Company has not entered into, nor are the Assets of the Company or the business of the Company bound by, whether or not in writing, any agreement, contract, document or obligation, whether written or oral (collectively, the "Commitments"). True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have been delivered to Purchaser. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, and no penalties have been incurred nor are amendments pending, with respect to the Commitments and the Commitments are in full force and effect. The Company has not received notice of the exercise of any right to cancel or terminate any Commitment. None of the customers or suppliers of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company.

         SECTION 3.12.  PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS.

         (a) The Company does not own any patents, trade-marks, service marks or copyrights. The Company possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others.

         SECTION 3.13. TRADE SECRETS AND CUSTOMER LISTS. The Company has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Company. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company.

         SECTION 3.14. TAXES. All income, excise, corporate, franchise, property, sales, use, payroll, withholding and other taxes related to taxable periods or portions thereof ending prior to or on the date hereof, including without limitation governmental charges, assessments and required contributions of the Company with respect to its business that may result in the filing of a lien on the Assets or that may result in the imposition of transferee or other liability on Purchaser for the payment of such taxes, have been accurately recorded and duly paid, collected or withheld and remitted to the appropriate governmental agency, except for current taxes not due and payable prior to or on the date hereof (such taxes to be paid when due by the Company).

         SECTION 3.15. COMPLIANCE WITH LAWS. The Company has complied in all material respects with all laws, regulations and licensing requirements, including without limitation, environmental laws and requirements, and has filed with the proper authorities all necessary statements and reports. There are no existing violations of, or any existing, pending or threatened investigation or inquiry with respect to any federal, state or local law or regulation that could materially affect the property or business of the Company. The Company possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

         SECTION 3.16. FINDER'S FEE. The Company has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         SECTION 3.17. LITIGATION. Except as set forth in Exhibit 3.17, there are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Company, threatened, against or affecting, or that could affect, the Company, any of the Assets or the business of the Company. The Company does not know of any basis for any such action, proceeding or investigation.

         SECTION 3.18. ACCURACY OF INFORMATION FURNISHED. All information furnished to Purchaser by the Company hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects in light of the context in which such information was given or appears.

         SECTION 3.19. CONDITION OF FIXED ASSETS. All of the plants, structures and equipment included in the Assets are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

         SECTION 3.20. BOOKS OF ACCOUNT. The books of account of the Company have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books.

         SECTION 3.21. CORPORATE NAME. There are no actions, suits or proceedings pending, or to the best knowledge of the Company, threatened, against or affecting the Company that could result in any impairment of the right to use the name "Mobile Surgical Services, Inc." and to the best knowledge of the Company, the use of such name does not infringe the rights of any third party nor is it confusingly similar with the corporate name of any third party.

         SECTION 3.22. ACCOUNTS RECEIVABLE. Exhibit 3.22 sets forth the accounts receivable of the Company's business from sales made as of the date hereof and the payments and rights to receive payments related thereto, and is complete and accurate (the "Account Receivables"). The Assets do not include the Account Receivables and shall remain the property of the Company, with the Company being solely responsible for the collection thereof.

         SECTION 3.23. CUSTOMERS. Set forth in Exhibit 3.23 is a complete and accurate list of the customers of the Company showing, with respect to each, the name, address and pricing and sales records relating to such customer.

         SECTION 3.24. PRODUCT WARRANTIES. There is no claim against or liability of the Company on account of product warranties or with respect to the manufacture, sale or rental of defective products and there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented that is not fully covered by insurance.

         SECTION 3.25. CERTAIN PAYMENTS. Neither the Company nor any director, officer or employee of the Company has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants that the following are true and correct as of the date hereof:

         SECTION 4.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         SECTION 4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         SECTION 4.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

         SECTION 4.4. FINDER'S FEE. Purchaser has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

                                   ARTICLE V.

                               CLOSING DELIVERIES

         SECTION 5.1. DELIVERIES OF THE COMPANY. On the date hereof, the Company shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

         (a) a Bill of Sale and an Assignment and Assumption Agreement in the form attached as Exhibit 5.1(b) (the "Assignment and Assumption Agreement");

         (b) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (c) a certificate of the President of the Company as to the truth and correctness of the representations and warranties of the Company contained herein on and as of the date hereof;

         (d) a certificate of the Secretary of the Company certifying as to the incumbency of the directors and officers of the Company and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Company;

         (e) a certificate, dated within 5 days of the Closing Date, of the Secretary of State of Florida establishing that the Company is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

         (f) certificates, dated within 5 days of the Closing Date, of the Secretaries of State of the states in which the Company is qualified to do business, to the effect that the Company is qualified to do business and is in good standing as a foreign corporation in each of such states; and
         (g)     the executed Noncompetition Agreements (as defined below).

         SECTION 5.2. DELIVERIES OF PURCHASER. On the date hereof, Purchaser shall deliver to the Company:

         (a)     the Closing Cash by wire transfer;

         (b)     the Shares;

         (c)     the Assignment and Assumption Agreement;

         (d) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (e) a certificate of the President of Purchaser as to the truth and correctness of the representations and warranties of Purchaser contained herein on and as of the date hereof;

         (f) a certificate of the Secretary of Purchaser certifying as to the incumbency of the directors and officers of Purchaser and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Purchaser;

         (g)     the executed Employment Agreements (as defined below); and

         (h)     the executed Noncompetition Agreements (as defined below).

         SECTION 5.3. OTHER DELIVERIES. On the date hereof, the following deliveries shall be made to Purchaser:

         (a) executed Employment Agreements (the "Employment Agreements") between Purchaser and each of Steve Stringfellow and Russ Rickel in the form attached hereto as Exhibit 5.1(i); and

         (b) executed Noncompetition Agreements (the "Noncompetition Agreements") executed by each of Steve Stringfellow, Russ Rickel, Marlene Gregory and Richard Gregory, M.D. in the form attached hereto as Exhibit 5.3(b).

         SECTION 5.4. RE-DELIVERY OF SHARES. On the date hereof, after Purchaser has delivered the Shares to the Company, the Company shall re-deliver 3,214 of the Shares to each of Steve Stringfellow and Rickel, in consideration for their equity ownership interest in the Company. To facilitate such transfer, the Company hereby instructs Purchaser to deliver the Shares in two certificates of 3,214 Shares each in the names of Steve Stringfellow and Russ Rickel.

                                  ARTICLE VI.

                              POST CLOSING MATTERS

         SECTION 6.1. FURTHER INSTRUMENTS OF TRANSFER. Following the closing of the transactions contemplated herein (the "Closing"), at the request of Purchaser, the Company shall deliver any further instruments of transfer reasonably requested by Purchaser, and take all reasonable action as may be necessary or appropriate to (i) vest in Purchaser good and marketable title to the Assets, (ii) transfer to Purchaser all licenses and permits necessary for the operation of the Assets, and (iii) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder.

         SECTION 6.2. EMPLOYEE COMPENSATION. The Company shall remain liable for all compensation, bonuses, benefits and other arrangements incurred by the Company or owed by the Company to any employee of the Company as of and following the Closing Date.

         SECTION 6.3. SALES TAXES APPLICABLE TO SALES PRIOR TO OR ON THE CLOSING DATE. The Company shall timely file all sales tax returns with respect to sales occurring in connection with the Company's business prior to or on the Closing Date.

         SECTION 6.4. SALES AND TRANSFER TAXES. The Company shall timely pay all sales taxes applicable to the sales reported on the tax returns referred to in Section 6.3. The Company shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Assets from the Company to Purchaser. The Company and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies, of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or similar assets that constitute part of the Assets.

                                  ARTICLE VII.

                                    REMEDIES

         SECTION 7.1. INDEMNIFICATION BY THE COMPANY. Subject to the terms and conditions of this Article, the Company agrees to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnitees by reason of or resulting from:

         (a) a breach of any representation, warranty or covenant of the Company contained herein, in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby;

         (b) any liability of the Company arising out of or relating to the operation of the Company's business prior to or on the Closing Date to the extent such liabilities were incurred or the events giving rise to such liabilities occurred on or prior to the Closing Date;

         (c) any product liability or breach of warranty claims relating to products sold by the Company prior to or on the Closing Date and all general liability claims arising out of or relating to occurrences of any nature relating to the Company's business prior to the Closing Date, whether any such claims are asserted prior to, on or after the Closing Date;

         (d) any tax filing or return or payment made, or position taken, by the Company that any governmental authority challenges and that results in an assertion of Damages against Purchaser;

         (e) any liability related to the Company that has not been expressly assumed by Purchaser; or

         (f)     the matters described in Exhibit 3.17.

         SECTION 7.2. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold the Company and its directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from:

         (a) a breach by Purchaser of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or

         (b) the failure of Purchaser to pay, perform and discharge when due any of the Assumed Liabilities.

         SECTION 7.3. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Company and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Sections 7.1 and 7.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

         (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

         (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party, such consent not to be unreasonably withheld, to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

         (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         SECTION 7.4. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         SECTION 7.5. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

         SECTION 7.6. OFFSET. Any and all amounts owing or to be paid by Purchaser to the Company, hereunder or otherwise shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by the Company to Purchaser in respect of any failure or breach of any representation, warranty or covenant of the Company under or in connection with this Agreement or any other agreement with Purchaser or any transaction contemplated hereby or thereby, as reasonably determined by Purchaser.

         SECTION 7.7. COSTS, EXPENSES AND LEGAL FEES. Subject to the provisions of Section 7.1, whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (x) enforcing any of the terms of this Agreement or (y) proving that another party breached any of the terms of this Agreement.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

         SECTION 8.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         SECTION 8.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

         SECTION 8.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder, except that each Releasee shall have the benefit of Section 2.3 above.

         SECTION 8.4. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 8.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         SECTION 8.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Company or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two years, except for representations and warranties with respect to any tax or tax-related matters, any ERISA matters or indemnification provisions for the violation of any environmental law which shall survive the Closing until the running of any applicable statutes of limitation.

         SECTION 8.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         SECTION 8.8. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         SECTION 8.9. GENDER AND NUMBER. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         SECTION 8.10. REFERENCE TO AGREEMENT. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

         SECTION 8.11. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure to attorneys, accountants, investment bankers or other agents of the parties.

         SECTION 8.12. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

    If to Purchaser:          Medical Alliance, Inc.
                              8200 Springwood Drive, Suite 200
                              Irving, Texas  75063
                              Attention:  Michael Wallace

    with a copy to:           Jackson & Walker, L.L.P.
                              901 Main Street, Suite 6000
                              Dallas, Texas  75202
                              Attention:  Richard F. Dahlson

    If to the Company:        Mobile Surgical Services of Central Florida, Inc.
                              225 South Swoope
                              Maitland, Florida  32751
                              Attention:  Marlene Gregory

    with a copy to:           Kenneth R. Uncapher
                              Tukdarian & Uncapher, P.A.
                              537 North Magnolia Avenue
                              Post Office Box 949
                              Orlando, Florida  32802

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

         SECTION 8.13. CHOICE OF FORUM. The parties hereto agree that should any suit, action or proceeding arising out of this Agreement or the other Agreements contemplated hereby be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in Dallas County, Texas. Each of the parties hereto consents to the in personam jurisdiction of any state or federal court in Dallas County, Texas and waives any objection to the venue of any such suit, action or proceeding. The parties hereto recognize that courts outside Dallas County, Texas may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto shall institute a proceeding involving this Agreement in a jurisdiction outside Dallas County, Texas, the party instituting such proceeding shall indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Dallas County, Texas, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.

         SECTION 8.14. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         EXECUTED as of the date first above written.

                                         MEDICAL ALLIANCE, INC.


                                         By:   /s/ Paul Herchman
                                            --------------------------
                                         Its:  President
                                             -------------------------



                                         MOBILE SURGICAL SERVICES, INC.


                                         By:   /s/ Steve Stringfellow
                                            ---------------------------
                                         Its:  President
                                             --------------------------

                                LIST OF EXHIBITS


Exhibit
  No.                     Description
- -------                   -----------
1.1(a)           -        Assets
1.1(b)           -        Assumed Liabilities
3.2              -        Capitalization
3.8              -        Employment Agreements
3.10(b)          -        Personal Property
3.10(c)          -        Leases
3.11             -        Commitments
3.12             -        Proprietary Rights
3.22             -        Accounts Receivable
3.23             -        Customers
5.1(b)           -        Assignment and Assumption Agreement
5.3(a)           -        Employment Agreements
5.3(b)           -        Noncompetition Agreements